U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Bronfman, Matthew
   30 West 26th Street 2nd Floor
   New York, NY USA 10010
2. Issuer Name and Ticker or Trading Symbol
   Tweeter Home Entertainment Group, Inc. TWTR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   02/29/00
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock [1]           |01/24/|X   | |168               |A  |3.23       |4943               |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock [2]           |02/07/|X   | |75000             |A  |.76        |4943               |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock [3]           |02/07/|S   | |75000             |D  |32.00      |4943               |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Warrant               |3.23    |01/24|X   | |           |168|     |     |Common Stock|168    |3.23   |0           |D  |            |
                      |        |/2000|    | |           |   |     |     |            |       |       |            |   |            |
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Option                |.76     |02/07|X   | |           |750|     |     |Common Stock|75000  |.76    |104168      |D  |            |
                      |        |/2000|    | |           |00 |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Excercise of Warrants
2. Exercise of Options
3. Sold as part of the February 7, 2000 public offering of 2,550,000 shares .

/s/ Matthew Bronfman
SIGNATURE OF REPORTING PERSON
/Signature/
/s/ Joseph G. McGuire
DATE
03/07/2000